As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMMAUS LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-2254389 (I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(Address of principal executive offices)

Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Yutaka Niihara, M.D., M.P.H.

Chairman and Chief Executive Officer

Emmaus Life Sciences, Inc.

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(Name and address of agent for service)

(310) 214-0065
(Telephone number, including area code, of agent for service)

Copy to:
Dale E. Short General Counsel Emmaus Life Sciences, Inc. 21250 Hawthorne Boulevard, Suite 800 Torrance, California 90503 (310) 214-0065

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☑
		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act				☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	6,835,534 shares(2)	$4.46(3)	$30,486,482(3)	$3,694.96
Common Stock, par value $0.001 per share	2,164,466 shares(4)	$11.10(5)	$24,025,573(5)	$2,911.90
Total	9,000,000 shares	--	$54,512,055	$6,606.86

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable under the Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”) as a result of anti-dilution adjustment provisions of the Plan relating to stock splits, stock dividends, recapitalizations and similar transactions.

(2)	Represents shares issuable upon the exercise of outstanding options under the Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based upon the weighted-average exercise price of such options.

(4)	Represents shares reserved for issuance pursuant to future awards under the Plan.

(5)	There currently is not market for the common stock and the issuer has a negative book value. In accordance with Question 640.08 of the Division of Corporation Finance’s Compliance and Disclosure Interpretations of the rules under the Securities Act of 1933, estimated solely for purposes of calculating the registration fee based upon the estimated fair value of the common stock for accounting purposes as of September 30, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Emmaus Life Sciences, Inc. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on April 16, 2018;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 15, 2018;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 14, 2018;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed on November 14, 2018;

●	Our Current Reports on Form 8-K filed on June 18, 2018, July 19, 2018, September 17, 2018, September 28, 2018, October 5, 2018 and October 15, 2018, respectively; and

●	The description of our common stock in our Registration Statement on Form 10-SB filed under the Securities Exchange Act of 1934 on February 1, 2008 (File No. 000-53072), and any amendment or report filed for the purpose of updating any such description.

In addition, each document (other than any portion of such document that is deemed not “filed” under the Securities Exchange Act of 1934 in accordance with the Exchange Act and the Commission’s rules) that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under Delaware General Corporation Law Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

Our amended and restated certificate of incorporation eliminates the personal liability of the members of our board of directors to the fullest extent permitted by law. Specifically, Section 7 of our amended and restated certificate of incorporation provides as follows:

7.          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

In addition, our amended and restated certificate of incorporation provides for indemnification of our officers and directors to the fullest extent permitted by law. In particular, Section 8 of our amended and restated certificate of incorporation provides as follows:

8.          The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We have entered into indemnification agreements with each of our directors and officers under which we agree, in effect, to indemnify them to the fullest extent permitted by Delaware law. Such indemnification agreements also require us to advance expenses, as incurred, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

We also hold an insurance policy covering directors and officers under which the insurer agrees to pay, with some exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are is required to indemnify our directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers and controlling persons of the Company under the above provisions, or otherwise, the Commission has advised us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference as a part of this registration statement:

4.1	Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Annex A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 19, 2014).
4.2	Form of Incentive Stock Option Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(a) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.3	Form of Incentive Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(b) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.4	Form of Non-Qualified Stock Option Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(c) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.5	Form of Non-Qualified Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(d) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.6	Form of Restricted Stock Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(e) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.7	Form of Restricted Stock Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(f) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
5.1	Opinion of Dale E. Short, Esq. (included with this registration statement).
23.1	Consent of SingerLewak LLP (included with this registration statement).
23.2	Consent of Dale E. Short, Esq. (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings

(a)            The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Torrance, California, on November 30, 2018.

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Yutaka Niihara
Yutaka Niihara, M.D., M.P.H.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yutaka Niihara, M.D., M.P.H. as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yutaka Niihara	Chairman and Chief Executive Officer (principal executive officer)	November 30, 2018
Yutaka Niihara, M.D., M.P.H.

/s/ Kurt Kruger	Chief Financial Officer (principal financial and accounting officer)	November 30, 2018
Kurt Kruger

/s/ Robert Dickey	Director	November 29, 2018
Robert Dickey IV

/s/ Willis C. Lee	Director	November 30, 2018
Willis C. Lee, M.S.

/s/ Masaharu Osato	Director	November 29, 2018
Masaharu Osato, M.D.

/s/ Ian Zwicker	Director	November 30, 2018
Ian Zwicker

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Annex A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 19, 2014).
4.2	Form of Incentive Stock Option Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(a) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.3	Form of Incentive Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(b) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.4	Form of Non-Qualified Stock Option Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(c) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.5	Form of Non-Qualified Stock Option Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(d) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.6	Form of Restricted Stock Agreement (Time-based and Performance-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(e) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
4.7	Form of Restricted Stock Agreement (Time-based Vesting) under the Emmaus Life Sciences, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3(f) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2011).
5.1	Opinion of Dale E. Short, Esq. (included with this registration statement).
23.1	Consent of SingerLewak LLP (included with this registration statement).
23.2	Consent of Dale E. Short, Esq. (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).